Exhibit 3.11

AMENDMENT NO. 1

TO

OPERATING AGREEMENT

OF

GRAHAM PACKAGING LATIN AMERICA, LLC

This Amendment No. 1 (this “Amendment”) to Operating Agreement (the “Operating Agreement”) of Graham Packaging Latin America, LLC, a Delaware limited liability company (the “Company”), is made as of this 2nd day of February, 1998 by and among Graham Packaging Company, a Pennsylvania limited partnership (the “Partnership”), Graham Family Growth Partnership, a Pennsylvania limited partnership (“Family Growth”), GPC Sub GP LLC, a Delaware limited liability company (“Sub GP”), and Graham Packaging Holdings I, LP, a Delaware limited partnership (“Opco”).

Background

WHEREAS, the Partnership and Family Growth formed the Company in accordance with the provisions of the Delaware Limited Liability Company Act pursuant to a Certificate of Formation filed on February 14, 1997;

WHEREAS, the Partnership and Family Growth are parties to an Agreement and Plan of Recapitalization, Redemption and Purchase dated December 18, 1997 (the “Recapitalization Agreement”);

WHEREAS, in connection with the Closing pursuant to the Recapitalization Agreement, the membership interests of the Company currently held by the Partnership are being contributed on the date hereof to Opco; and

WHEREAS, in connection with the Closing pursuant to the Recapitalization Agreement, a one percent (1%) membership interest of the Company is being transferred to Sub GP on the date hereof by Family Growth, and a seventy-nine percent (79%) membership interest of the Company is being contributed to Opco on the date hereof by Family Growth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. Amendment.

(a) Family Growth and the Partnership hereby withdraw as Members of the Company, and Sub GP and Opco hereby enter the Company as Members. All references in the Operating Agreement to the Partnership shall refer to Opco, and all references in the Operating Agreement to Family Growth shall refer to Sub GP.

(b) Section 9.1(b) of the Operating Agreement is hereby amended to read in its entirety as follows:

(b) subject to Section 9.2 below, the resignation or withdrawal of a Member, other than by reason of a Transfer of all of such Member’s membership interests as permitted under Article 8 herein, or the dissolution of either Member or the occurrence of an Event of Bankruptcy of either Member, which is not, in the case of an Involuntary Bankruptcy, discharged or stayed within one hundred and twenty days (120) days of occurrence;

(c) Section 10.12 of the Operation Agreement is hereby added, to read as follows:

Section 10.12 Officers. The Company, and each Member on behalf of the the Company, acting singly or jointly, may employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Members), including employees and agents who may be designated as officers with titles, including, but not limited to, “chairman,” “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “managing director”, “chief financial officer,” “assistant treasurer” and “assistant secretary” as and to the extent authorized by the Members.

2. Ratification. The Operating Agreement, as amended hereby, is ratified in all respects.

3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same agreement.

IN WITNESS WHEREOF, the Partnership, Family Growth, Sub GP and Opco have caused this Amendment to be signed by a duly authorized officer and to be dated as of the date first above written.

Withdrawing Member		Withdrawing Member

GRAHAM PACKAGING COMPANY		GRAHAM FAMILY GROWTH PARTNERSHIP

By: Graham Packaging Corporation, its general partner		By: Graham Packaging Corporation, its general partner

By:	/s/ William H. Kerlin, Jr.	By:	/s/ William H. Kerlin, Jr.
Name:	William H. Kerlin, Jr.	Name:	William H. Kerlin, Jr.

Entering Member		Entering Member

GPC SUB GP LLC		GRAHAM PACKAGING HOLDINGS I, LP

By: Graham Packaging Holdings I, LP, its sole member		By: Graham Recycling Corporation, its general partner

By: Graham Recycling Corporation, its general partner

By:	/s/ William H. Kerlin, Jr.	By:	/s/ William H. Kerlin, Jr.
Name:	William H. Kerlin, Jr.	Name:	William H. Kerlin, Jr.

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